Exhibit 28 (j) (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated September 30, 2022, and each included in this Post-Effective Amendment No. 246 to the Registration Statement (Form N-1A, File No. 33-31602) of Federated Hermes Money Market Obligations Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated September 23, 2022, with respect to the financial statements and financial highlights of Federated Hermes Trust for U.S. Treasury Obligations, Federated Hermes Institutional Money Market Management, Federated Hermes Capital Reserves Fund, and Federated Hermes Government Reserves Fund (four of the portfolios constituting Federated Hermes Money Market Obligations Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended July 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 23, 2022